EXHIBIT 99.1

BOYD GAMING REPORTS RECORD FIRST QUARTER RESULTS

-Central Region and Borgata Fuel Strong Earnings Increase -

-Dividend Increase Reflects Confidence -

LAS VEGAS, NV – April 25, 2006 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the first quarter 2006. The Company reported record adjusted earnings(1) of $.78 per diluted share in the first quarter, which included $.04 per share of stock option expense pursuant to a new accounting rule adopted by the Company as of January 1, 2006. This compares to adjusted earnings of $.64 per diluted share reported in the first quarter 2005, representing an increase of 22%. Had the Company expensed stock options in the first quarter last year, pro forma earnings would have been $.60 per share in that period, resulting in a 30% increase in this year’s first quarter earnings on a more comparable basis. This was the eighth straight quarter of quarter-over-quarter gains in adjusted earnings per share. Net income per share for the quarter was $.70 per share versus $.45 per share reported in the first quarter last year. The strong earnings gain was driven principally by sizable earnings increases in the Central Region and at Borgata. In Nevada, the Company reported record quarterly revenue and EBITDA(1) in its Las Vegas Locals unit (a combination of the previously reported Coast Casinos and Boulder Strip units), and its best first quarter ever in Downtown Las Vegas revenue and EBITDA.

Adjustments to net income and earnings per share for the first quarter appear in a table later in this release. Adjustments in the first quarter were related to preopening expenses and various costs associated with the planned closure of the Stardust around the end of 2006. The term EBITDA, as used in this release, includes certain adjustments that are described in footnote (1).

Dividend

The Company also announced that its Board of Directors declared a quarterly dividend of $.135 per share, an 8% increase from the $.125 quarterly dividend previously paid. This dividend is payable June 1, 2006 to shareholders of record on May 12, 2006. This is the third increase in the quarterly dividend in less than two years.

First Quarter Results

The Company reported record EBITDA of $215 million in the first quarter, an increase of 26% over the $170 million reported in the first quarter last year. All operating units except the Stardust reported year-over-year gains in quarterly revenue and EBITDA. Revenues for the first quarter were a record $646 million versus $567 million reported in the first quarter last year, representing a gain of 14.0%. Net income for the first quarter was $63.2 million, an increase of 58% over the $40.1 million reported in the first quarter last year. Last year’s results included an after-tax charge of $16.4 million, or $.18 per share, for the cumulative effect of a change in accounting for intangible assets. In this year’s first quarter, the Company operated one additional property as compared to the first quarter 2005, as South Coast Hotel and Casino opened in Las Vegas on December 22, 2005.

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “I am very pleased that our Company once again reported record results in the quarter. A 30% increase in pro forma adjusted earnings per share, on a comparable accounting basis regarding stock option expense, is quite an accomplishment. Our results were impressive in so many areas throughout our Company, especially Borgata having its second highest quarterly EBITDA ever, achieving it in the dead of winter, and Blue Chip opening its new facility so successfully.

“Not only are our operations doing very well, but our growth pipeline is also impressive. To underscore our confidence in our business and in our future, our Board of Directors has increased our dividend payout for the third time since it was instituted in 2003.”

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share, EBITDA (non-GAAP measures of earnings as defined in footnote (1)) and EBITDA margin, performance measurements widely used in the gaming industry. In addition, as used in this release, EBITDA for a particular operating segment is before corporate expense. Further in this release you will also find tables that reconcile non-GAAP measurements to GAAP financial information.

Borgata

For the first quarter, Borgata once again led the Atlantic City market in casino win. Despite operating with approximately 10% fewer slot machines than normal and the temporary closure of the property’s highly popular player lounge, both since the middle of February due to the public space expansion project, Borgata slot win was the second highest in the market, trailing only the much larger Bally’s. Borgata once again was the leader in the market in slot win per unit in the first quarter. As it has every quarter since its opening, Borgata’s table game win and win per unit led the market by a wide margin for the quarter.

Borgata reported gaming revenues of $174 million, an increase of 7.5% over the first quarter 2005, and non-gaming revenues of $56.1 million, an increase of 4.8% over the first quarter last year. Net revenues for the quarter were $188 million, a gain of 9.0% over the first quarter last year. Impressively, Borgata grew its gross revenues by $14.8 million in the first quarter versus the comparable quarter last year, while promotional allowances actually decreased by $0.6 million. Borgata reported EBITDA for the first quarter of $65.3 million, a 14.8% increase over the $56.9 million reported in the first quarter last year. Borgata’s EBITDA margin for the first quarter was 34.8% versus 33.0% reported in the first quarter of 2005. Notably, first quarter EBITDA was Borgata’s second highest in its history, behind only the summer quarter last year. Hotel occupancy for the quarter was 92%, and the average daily room rate increased 6.9% over the comparable quarter last year to $132. For the first quarter Borgata’s net income was $44.7 million, an increase of 17.9% over the $37.9 million reported in the first quarter last year.

Keith Smith, Boyd Gaming’s President and Chief Operating Officer, said of Borgata’s results, “We are very pleased with Borgata’s performance, reporting its second best EBITDA ever in the seasonally slow winter quarter, with its slot floor reduced and its popular player lounge closed for half of the quarter. Management at the property did an excellent job of growing revenues and bringing 54% of revenue growth to the EBITDA line. Reporting an EBITDA margin improvement of 1.8 percentage points is also truly impressive. These results bolster our optimism for the significant $200 million public space expansion due to open by the end of June.”

Wholly-owned Properties

The Company reports results from its wholly-owned properties in four segments. For a listing of the specific properties in each segment, see the introduction to the tables appearing after the text of this release.

-Las Vegas Locals

The Company is now reporting its Coast Casinos and Boulder Strip properties together as the Las Vegas Locals unit due to their similar market characteristics. The group consists of eight properties in this year’s first quarter compared with seven in last year’s first quarter, as South Coast opened in late December 2005. Las Vegas Locals reported record revenue in the first quarter of $281 million, an increase of 18.1% over the prior year’s first quarter. Nearly all of the increase was attributable to the addition of South Coast. EBITDA in the quarter was a record $94.4 million, an increase of 12.3% over the first quarter last year, with most of the increase attributable to South Coast. Keith Smith commented, “In the first quarter, our Las Vegas Locals properties were up against a tough comparison as the unit’s EBITDA grew 26% in the first quarter 2005 over the first quarter 2004 that included the 2004 results of Coast Casinos when they operated as a separate company. In addition, our same-store properties in the unit had to absorb the effects of the addition of South Coast in the first quarter 2006. Under these circumstances, I am pleased that the Locals group of properties reported a gain in same store revenues and EBITDA in the recently completed quarter.

“As for South Coast, the property opened its world class equestrian center in the first quarter, the property’s second hotel tower has recently begun to be phased into service, and the Costa del Sur spa and the lushly landscaped swimming pool should be open by the end of the second quarter. We expect the property, with all of its amenities open, to see its business ramp up during the remainder of the year. And when the new freeway interchange immediately adjacent to South Coast opens as we expect in the second half 2007, we envision the property then reaching its full potential.”

-Stardust

For the first quarter, Stardust reported a 4.4% decline in revenues and a 5.0% decline in EBITDA. As previously reported, Stardust is scheduled to close around the end of 2006 to make way for Echelon Place, which is currently in the planning stages.

-Downtown Las Vegas

Downtown Las Vegas reported revenues in the first quarter of $64.5 million, a 2.3% increase over the $63.1 million reported in the first quarter last year. EBITDA for the quarter was $14.0 million versus $11.4 million last year, for an increase of 23%. The unit reported an EBITDA margin of 21.7%, 3.6 percentage points above the first quarter last year. All three casino-hotels, continuing to benefit from a strong economy in their Hawaiian feeder market, reported increased revenues, EBITDA, and EBITDA margin in the first quarter versus the same quarter in the prior year.

-Central Region

The Central Region reported a significant increase in both revenue and EBITDA in the first quarter versus the prior year. Revenues increased 16.4% to $262 million from $225 million last year, and EBITDA gained 50% to $83.9 million from $55.9 million reported in the first quarter last year. EBITDA margin in the first quarter rose 7.2 percentage points to 32.0% from 24.8% in the prior year.

Principally all of the revenue and EBITDA increases resulted from three properties: Treasure Chest, Delta Downs and Blue Chip. The biggest contributor of the three was Treasure Chest, where the property continues, albeit somewhat less after the reopening of Harrah’s in downtown New Orleans in mid-February, to benefit from the economic changes in discretionary leisure spending in the New Orleans area following Hurricane Katrina. Delta Downs substantially completed its restoration project in the first quarter following damage from Hurricane Rita and resumed normal operations, with the exception of scaled back food service and horse racing, which reopened in April. The property, taking advantage of its expansion that was completed late in the first quarter 2005, reported a 24% increase in slot revenue versus the first quarter last year. The increased revenue propelled the property to a 51% increase in EBITDA and 7.6 percentage point increase in EBITDA margin. Blue Chip opened its new and enlarged casino at the end of

January and enjoyed two very strong months of operation. For the quarter, the property reported a 27% increase in revenue and a 32% increase in EBITDA versus the first quarter last year.

Financial Statistics

The Company provided the following additional information for the first quarter ended March 31, 2006:

•	March 31 debt balance: $2.597 billion

•	March 31 cash: $177 million

•	Dividends paid in the quarter: $11.2 million

•	Maintenance capital expenditures during the quarter (excluding Delta Downs restoration costs covered by insurance): $26 million

•	Expansion capital expenditures during the quarter:

Blue Chip	–	$12 million
South Coast	–	24 million
North Las Vegas land	–	35 million
New office building	–	26 million
Other	–	4 million

Total:		$101 million

•	Number of shares outstanding on March 31, 2006:

89.4 million

•	Capitalized interest during the quarter: $2.2 million

•	Cash distribution to the Company from Borgata in

the quarter: $20.3 million

•	March 31 debt balance at Borgata: $377 million

(1)	Adjusted Earnings are earnings before preopening expenses, gain on sale of undeveloped land, our share of Borgata’s preopening expenses, property closure costs, accelerated depreciation for Stardust and related assets, and a cumulative effect of a change in accounting principle. Adjusted Earnings and Adjusted EPS are presented solely as supplemental disclosures because management believes that they are widely used measures of performance in the gaming industry. In addition, management believes these measures, when considered in connection with measures computed in accordance with generally accepted accounting principles (“GAAP”), give investors a more complete understanding of our financial performance. A reconciliation of net income, based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release. EBITDA (which we also refer to as adjusted EBITDA in the following tables) is earnings before interest, taxes, depreciation, amortization, preopening expenses, deferred rent, share-based payment expense, property closure costs, the gain on sale of undeveloped land, our share of Borgata’s non-operating and preopening expenses, and a cumulative effect of a change in accounting principle. EBITDA and EBITDA margin are presented solely as supplemental disclosures because the Company believes that they are widely used measures of operating performance in the gaming industry and EBITDA is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of each of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. EBITDA for Coast Casinos for the first quarter 2004, when they operated as a separate company, was previously presented and reconciled in our Current Report on Form 8-K dated April 25, 2005.

The following tables report March quarterly results. Las Vegas Locals includes Barbary Coast, Gold Coast, The Orleans, Sam’s Town Las Vegas, South Coast, Suncoast, Eldorado, Jokers Wild, and an offsite sports book. Downtown Las Vegas includes the California Hotel and Casino, the Fremont Hotel and Casino, Main Street Station, and Vacations Hawaii and other travel agency related entities. Central Region includes Sam’s Town Tunica, Par-A-Dice, Treasure Chest, Blue Chip, Delta Downs, and Sam’s Town Shreveport.

	Three Months Ended March 31,
($ in thousands, except footnotes)	2006	2005
Net Revenues
Las Vegas Locals	$280,995	$237,999
Stardust	38,943	40,732
Downtown Las Vegas (a)	64,530	63,065
Central Region	262,005	225,094

Net revenues	$646,473	$566,890

Adjusted EBITDA
Las Vegas Locals	$94,431	$84,069
Stardust	6,758	7,115
Downtown Las Vegas	14,016	11,410
Central Region	83,859	55,879

Wholly-owned property adjusted EBITDA	199,064	158,473
Corporate expense	(9,490)	(9,793)

Wholly-owned adjusted EBITDA	189,574	148,680
Our share of Borgata’s operating income before net amortization and preopening expenses (e)	25,245	21,753

Total adjusted EBITDA	214,819	170,433

Other operating costs and expenses
Deferred rent	1,157	1,304
Depreciation and amortization	57,014	43,727
Preopening expenses (b)	7,136	1,934
Our share of Borgata’s preopening expenses	665	—
Share-based payment expense (b)	5,351	—
Property closure costs	1,491	—
Gain on sale of undeveloped land	—	(390)

Total other operating costs and expenses	72,814	46,575

Operating income	142,005	123,858

Other non-operating costs and expenses
Interest expense, net (c)	41,734	32,065
Our share of Borgata’s non-operating expenses, net	2,225	2,787

Total other non-operating costs and expenses	43,959	34,852

Income before provision for income taxes and cumulative effect of a change in accounting principle	98,046	89,006
Provision for income taxes	34,806	32,487

Income before cumulative effect of a change in accounting principle	63,240	56,519
Cumulative effect of a change in accounting for intangible assets, net of taxes (d)	—	(16,439)

Net income	$63,240	$40,080

(a)	Includes revenues related to Vacations Hawaii and other travel agency related entities of $12.7 million and $12.8 million for the three months ended March 31, 2006 and 2005, respectively.

(b)	The Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and recorded $5.8 million of share-based compensation expense during the three months ended March 31, 2006, $0.5 million of which is included in preopening expenses on our condensed consolidated statement of operations.

(c)	Net of interest income and amounts capitalized.

(d)	The Company adopted Emerging Issues Task Force Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, or EITF D-108, during the quarter ended March 31, 2005. EITF D-108 requires companies that have applied the residual method to the valuation of intangible assets for purposes of impairment testing to now use the direct method. As a result of the adoption, the Company recorded a charge of $25.4 million ($16.4 million, net of tax) to reduce the balance of its intangible license rights at Delta Downs. This charge has been reflected as a cumulative effect of a change in accounting principle, net of tax, on our condensed consolidated statement of operations for the three months ended March 31, 2005.

(e)	The following table reconciles the presentation of our share of Borgata’s operating results in our condensed consolidated statements of operations to the presentation of our share of Borgata’s results in the table above (in thousands):

	Three Months Ended March 31,
	2006	2005
Operating income from Borgata	$24,256	$21,429
Add back:
Net amortization expense related to our investment in Borgata	324	324
Our share of preopening expenses	665	—

Our share of Borgata’s operating income before net amortization and preopening expenses	$25,245	$21,753

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Three Months Ended March 31,
	2006	2005
Revenues
Gaming	$529,259	$465,946
Food and beverage	92,267	83,109
Room	53,145	45,758
Other	39,536	36,333

Gross revenues	714,207	631,146
Less promotional allowances	67,734	64,256

Net revenues	646,473	566,890

Costs and expenses
Gaming	231,286	207,780
Food and beverage	59,934	50,523
Room	16,855	13,071
Other	29,151	31,975
Selling, general and administrative	85,621	83,737
Maintenance and utilities	27,052	22,635
Depreciation and amortization	56,690	43,403
Corporate expense	13,508	9,793
Preopening expenses	7,136	1,934
Property closure costs	1,491	—
Gain on sale of undeveloped land	—	(390)

Total costs and expenses	528,724	464,461

Operating income from Borgata	24,256	21,429

Operating income	142,005	123,858

Other income (expense)
Interest income	36	41
Interest expense, net of amounts capitalized	(41,770)	(32,106)
Other non-operating expenses from Borgata, net	(2,225)	(2,787)

Total	(43,959)	(34,852)

Income before provision for income taxes and cumulative effect of a change in accounting principle	98,046	89,006
Provision for income taxes	34,806	32,487

Income before cumulative effect of a change in accounting principle	63,240	56,519
Cumulative effect of a change in accounting for intangible assets, net of taxes of $8,984	—	(16,439)

Net income	$63,240	$40,080

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.71	$0.64
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	(0.18)

Net income	$0.71	$0.46

Average Basic Shares Outstanding	89,309	87,708

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.70	$0.63
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	(0.18)

Net income	$0.70	$0.45

Average Diluted Shares Outstanding	90,851	89,941

The following table reconciles net income based upon generally accepted accounting principles to adjusted earnings and adjusted earnings per share.

	Three Months Ended March 31,
(In thousands, except per share data)	2006	2005
Net income	$63,240	$40,080
Adjustments:
Preopening expenses	7,136	1,934
Our share of Borgata’s preopening expenses	665	—
Property closure costs	1,491	—
Accelerated depreciation for Stardust and related assets	2,570	—
Gain on sale of undeveloped land	—	(390)
Income tax effect for above adjustments	(4,211)	(564)
Cumulative effect of a change in accounting principle, net	—	16,439

Adjusted earnings	$70,891	$57,499

Adjusted earnings per diluted share (Adjusted EPS)	$0.78	$0.64

Weighted average diluted shares outstanding	90,851	89,941

The following table reconciles adjusted earnings to pro forma adjusted earnings, had the Company expensed stock options during the prior year.

Three Months Ended March 31, 2005
Adjusted earnings as reported above	$57,499
Share-based payment expense, net of tax	(3,369)

Pro forma adjusted earnings	$54,130

Pro forma adjusted earnings per diluted share (Pro forma Adjusted EPS)	$0.60

Weighted average diluted shares outstanding	89,941

The following table reports Borgata financial results.

	Three Months Ended March 31,
(In thousands)	2006	2005
Gaming revenue	$174,256	$162,054
Non-gaming revenue	56,101	53,511

Gross revenues	230,357	215,565
Less promotional allowances	42,789	43,431

Net revenues	187,568	172,134
Expenses	122,289	115,254
Depreciation and amortization	14,498	13,373
Preopening expenses	1,330	—
Loss on asset disposals	292	—

Operating income	49,159	43,507

Interest and other expenses, net	(4,082)	(5,982)
Benefit/(provision) for income taxes	(367)	409

Subtotal	(4,449)	(5,573)

Net income	$44,710	$37,934

The following table reconciles our share of Borgata’s financial results to the amounts reported in our condensed consolidated statements of operations.

	Three Months Ended March 31,
	2006	2005
Our share of Borgata’s operating income	$24,580	$21,753
Net amortization expense related to our investment in Borgata	(324)	(324)

Operating income from Borgata, as reported	$24,256	$21,429

Other non-operating net expenses from Borgata, as reported	$(2,225)	$(2,787)

The following table reconciles operating income to adjusted EBITDA for Borgata.

	Three Months Ended March 31,
(In thousands)	2006	2005
Operating income	$49,159	$43,507
Depreciation and amortization	14,498	13,373
Preopening expenses	1,330	—
Loss on asset disposals	292	—

Adjusted EBITDA	$65,279	$56,880

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s rate of dividends; the Company’s growth pipeline; Borgata’s market-leading table game win; the timing for the expected opening and the expected cost and benefits of the Borgata and South Coast expansion projects and the development of Echelon Place, including the anticipated amenities for such projects; the timing of the anticipated freeway interchange near South Coast and benefits to be received; and the ability of the Central Region to benefit from economic changes and the anticipated timing of the resumption of normal operations in the region. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2005 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed with, or furnished to, the Commission from time to time. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a conference call to review the Company’s results on Tuesday, April 25 at 4:30 p.m. Eastern. The conference call number is 800.659.1966 and the reservation number is 21259179. Please call up to 15 minutes in advance to ensure you are connected prior to the call’s initiation. The Company will report its results on the same day at approximately 4:00 p.m. Eastern.

The conference call will also be available live on the Internet at www.boydgaming.com or

http://phx.corporate-ir.net/phoenix.zhtml?c=95703&p=irol-IRHome

Following the call’s completion, a replay will be available by dialing 888.286.8010 on Tuesday, April 25, beginning two hours after the completion of the call and continuing through Tuesday, May 2. The passcode for the replay will be 76204674. The replay will also be available on the Internet at www.boydgaming.com.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 19 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. The Company is also developing Echelon Place, a world-class destination on the Las Vegas Strip, expected to open in early 2010. Additionally, the Company was recently recognized by Forbes Magazine as the best managed company in the category of Hotels, Restaurant and Leisure. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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